Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

Monterey Gourmet Foods Announces Director's Retirement and Addition of New Director

Salinas, CA - November 13, 2007 - Monterey Gourmet Foods (NASDAQ: PSTA) today announced that Director F. Christopher Cruger will retire from the Board of Directors effective December 31, 2007. Mr. Cruger has been a director since 2001.

Van Tunstall, Chairman of the Board of Directors stated: "The Board of Directors wishes to acknowledge the significant contributions made by Chris Cruger to Monterey Gourmet Foods over the past seven years and thank him for his service. Chris's general management experience and his strategic insight and counsel have been of great value to Monterey Gourmet Foods over the years".

On November 6, 2007, the Board of Directors of the Company confirmed Mr. Viji Sampath's acceptance of his election as a director of the Company effective January 1, 2008, filling the position vacated by Mr. Cruger. Mr. Sampath has over 25 years corporate and management consulting experience in corporate development, strategic planning, mergers and acquisitions, and international business development. His industry experience includes senior Corporate Planning and Development positions at ConAgra, Baskin-Robbins, Basic American Foods, and Hunt-Wesson Foods. As a senior manager at Price Waterhouse, Mr. Sampath led manufacturing strategy, financial and general management consulting engagements for companies in consumer products, food processing, and quick service restaurant industries.

Mr. Sampath has initiated and successfully closed several middle market acquisitions, joint ventures, and strategic alliances in the food industry. These transactions involved public and private companies in N. America, Asia, Australia, South Africa, and Dubai.

Mr. Sampath has earned a Bachelor of Science degree in Chemical Engineering from University of Madras, India; a Master of Science degree in Chemical Engineering from Illinois Institute of Technology, Chicago, Illinois; and a Master of Business Administration degree in Finance from Illinois Institute of Technology, Chicago, Illinois. Mr. Sampath will serve on the newly created Strategic Growth Initiatives Committee of the Board of Directors.

Commenting on Mr. Sampath's acceptance of his election as a director, Mr. Tunstall stated, "We are very pleased to be able to attract a person with Viji's qualifications to our Board. His proven expertise in strategic business issues and his many successful years in Corporate Development will be very helpful as we continue to add value to Monterey Gourmet Foods".

Founded in 1989, Monterey Gourmet Foods produces over 100 fresh gourmet food products for the premium food consumer that are distributed in more than 10,000 retail and club stores throughout the United States, selected regions of Canada, the Caribbean, Latin America and Asia Pacific. Monterey Gourmet Foods' USDA-inspected fresh refrigerated gourmet food products are produced at facilities in Salinas, (Monterey County) California; Eugene, Oregon; and Seattle, Washington. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

CONTACT: Monterey Gourmet Foods
         1528 Moffett Street, Salinas, CA 93905
         831-753-6262
         Eric Eddings, CEO,  erice@montereygourmetfoods.com
         Scott Wheeler, CFO, scottw@montereygourmetfoods.com